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                                                                       EXHIBIT 5

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                  July 13, 2000


Network Appliance, Inc.
495 East Java Drive
Sunnyvale, CA 94089

     Re: Network Appliance, Inc. - Registration Statement for Offering of an Aggregate of 24,555,769 Shares of Common Stock

Dear Ladies and Gentlemen:

     We have acted as counsel to Network Appliance, Inc., a California corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of
(a) an additional 2,600,000 shares of Company's common stock reserved for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"),
(b) an additional 21,600,000 shares of the Company's common stock reserved for issuance under the Company's 1995 Stock Incentive Plan (the "Incentive Plan"), and (c) 355,769 shares of the Company's common stock reserved for issuance under the Orca Systems, Inc. 1999 Stock Option/Stock Issuance Plan as assumed by the Company (the "Orca Plan").

     This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

     We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to: (a) the establishment and amendment of the Purchase Plan and Incentive Plan and (b) the assumption of the Orca Plan and the options outstanding thereunder in connection with the Company's acquisition of Orca Systems, Inc. Based on such review, we are of the opinion that if, as and when the shares of the Company's common stock are issued and sold (and the consideration therefor received) pursuant to (i) the provisions of option agreements or direct stock issuances duly authorized under the Incentive Plan and in accordance with the Registration Statement, (ii) stock purchases duly authorized under the Purchase Plan and in accordance with the Registration Statement, and (iii) the provisions of option agreements for the outstanding options assumed under the Orca Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement.

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Purchase Plan, the Incentive Plan, the Orca Plan or the shares of the Company's common stock issuable under such plans.

                                       Very truly yours,



                                       /s/ Brobeck, Phleger & Harrison LLP
                                       -----------------------------------
                                       BROBECK, PHLEGER & HARRISON LLP